UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SOCKET MOBILE, INC.
(Name of Registrant as Specified in its Charter)

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SOCKET MOBILE, INC.

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 29, 2009

Dear Stockholders:

           You are cordially invited to attend the Annual Meeting of Stockholders of Socket Mobile, Inc., a Delaware corporation (the "Company"), to be held Wednesday, April 29, 2009 at 9:00 a.m., local time, at the Company's headquarters at 39700 Eureka Drive, Newark, California 94560 for the following purposes:

          (1) To elect seven directors to serve until their respective successors are elected.

          (2) To ratify the appointment of Moss Adams LLP as independent public accountants of the Company for the fiscal year ending December 31, 2009.

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

          The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

           Only stockholders of record at the close of business on March 2, 2009 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible following the instructions on your proxy ballot. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.

Sincerely,
Kevin J. Mills
President and Chief Executive Officer
Newark, California March 12, 2009

YOUR VOTE IS IMPORTANT.
IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING,
YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY
AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

SOCKET MOBILE, INC.

PROXY STATEMENT FOR
2009 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

           The enclosed proxy is solicited on behalf of the Board of Directors of Socket Mobile, Inc. (the "Company"), for use at the 2009 Annual Meeting of Stockholders to be held Wednesday April 29, 2009 at 9:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of the 2009 Annual Meeting of Stockholders. The 2009 Annual Meeting will be held at the Company's headquarters at 39700 Eureka Drive, Newark, California 94560. The Company's telephone number at that location is (510) 933-3000.

           These proxy solicitation materials and our Annual Report on Form 10-K for the year ended December 31, 2008, including financial statements, were first mailed on or about March 20, 2009 to all stockholders entitled to vote at the 2009 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 29, 2009. The Proxy Statement and Annual Report are available at http://www.mkr-group.com/SCKT/stockholder_info.html. Stockholders may access the Proxy Statement, Notice of Annual Meeting, Annual Report on Form 10-K and Proxy Card at this site.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

          Holders of record of our Common Stock at the close of business on March 2, 2009 (the "Record Date") are entitled to notice of and to vote at the 2009 Annual Meeting. At the Record Date, 3,229,916 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote. The Company has no other class of voting securities outstanding and entitled to be voted at the meeting.

           The only persons known by the Company to beneficially own more than five percent of the Company's Common Stock as of the Record Date were Charlie Bass, the Chairman of the Company's Board of Directors, Roy L. Rogers as trustee for the Rogers Family Trust UTD 01-21-81 and the Roy and Ruth Rogers Unitrust, UTD 09-28-89, and Leviticus Partners, L.P. Please see "Security Ownership of Certain Beneficial Owners and Management" for more information on these holdings.

REVOCABILITY OF PROXIES

           Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the 2009 Annual Meeting and voting in person.

VOTING AND SOLICITATION

           Generally each stockholder is entitled to one vote for each share of Common Stock held on all matters to be voted on by the stockholders. If, however, any stockholder at the 2009 Annual Meeting gives notice of his or her intention to cumulate votes with respect to the election of directors (Proposal One), then each stockholder may cumulate such stockholder's votes for the election of directors and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock that such stockholder is entitled to vote, or may distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than seven candidates. However, no stockholder shall be entitled to cumulate votes for a candidate unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, prior to the voting, of the intention to cumulate votes. On all other matters, stockholders may not cumulate votes.

           This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of stock for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, email or facsimile.

QUORUM; VOTE REQUIRED; ABSTENTIONS; BROKER NON-VOTES

           The presence at the 2009 Annual Meeting, either in person or by proxy, of the holders of a majority of votes entitled to be cast with respect to the outstanding shares of Common Stock shall constitute a quorum for the transaction of business. Shares that are voted "FOR," "AGAINST," "WITHHOLD or "ABSTAIN" on a subject matter (the "Votes Cast") are treated as being present at the meeting for purpose of establishing a quorum entitled to vote on the matter.

           Proposal One. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. If a quorum is present at the meeting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum.

           Proposal Two. Ratification of appointment of Moss Adams LLP as the Company's independent public accountants for the fiscal year ending December 31, 2009 requires the affirmative vote of a majority of the Votes Cast on the matter at the 2009 Annual Meeting.

           The Company also intends to count abstentions for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Thus, abstentions will have the same effect as a vote against a proposal.

           Broker non-votes will be counted for purpose of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purpose of determining the number of Votes Cast with respect to a particular proposal. Thus, a broker non-vote will not have any effect on the outcome of the voting on Proposal 2, which requires the affirmative vote of a majority of the Votes Cast.

           A plurality of the votes duly cast is required for the election of directors. Thus, neither abstentions nor broker non-votes affect the election of directors, as only affirmative votes will affect the outcome of election.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE INCLUDED IN THE COMPANY'S PROXY MATERIALS

           The Company currently intends to hold its 2010 Annual Meeting of Stockholders in April 2010 and to mail proxy statements relating to such meeting in March 2010. Proposals of stockholders of the Company that are intended to be presented by such stockholders at the 2010 Annual Meeting must be received by the Company no later than November 20, 2009, and must otherwise be in compliance with applicable laws and regulations, in order to be considered for inclusion in the Company's proxy statement and proxy card relating to that meeting. In addition, stockholders must comply with the procedural requirements in the Company's bylaws. Under the Company's bylaws, notice of any stockholder nomination to the board or proposal of business must be delivered to or mailed and received by the Secretary of the Company not less than ninety (90) days prior to the meeting; provided, however, that in the event that less than one-hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting is mailed or such public disclosure is made. To be in proper form, a stockholder's notice to the Secretary shall set forth: (i) the name and address of the stockholder who intends to make the nominations or propose the business and, as the case may be, of the person or persons to be nominated or of the business to be proposed; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the Board of Directors; and (v) if applicable, the consent of each nominee to serve as director of the Company if so elected. The chairman of the meeting shall refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedure. Stockholders can obtain a copy of the Company's bylaws from the Company upon request. The Company's bylaws are also on file with the Securities and Exchange Commission.

           If a stockholder intends to submit a proposal at the 2010 Annual Meeting, but does not wish to have it included in the proxy statement and proxy for that meeting, the stockholder must do so no later than January 21, 2010, or else the proxy holders will be allowed to use their discretionary authority to vote against the proposal when it is raised at the 2010 Annual Meeting.

           The attached proxy card grants the persons named as proxies discretionary authority to vote on any matter raised at the 2009 Annual Meeting that is not included in this Proxy Statement. The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal at the 2009 Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

           The proxy holders will vote to elect as directors the seven nominees named below, unless a proxy card is marked otherwise. The nominees consist of seven of the eight current directors. Gianluca Rattazzi who has served as a director since 1998 has decided to retire from the Board at the end of his current term. The Board intends to reduce the size of the Board to seven members following the election of directors. If a person other than a management nominee is nominated at the 2009 Annual Meeting, the holders of the proxies may choose to cumulate their votes and allocate them among such nominees of management as the proxy holders shall determine in their discretion in order to elect as many nominees of management as possible. The seven candidates receiving the highest number of votes will be elected. In the event any nominee is unavailable for election, which is not currently anticipated, the proxy holders may vote in accordance with their judgment for the election of substitute nominees designated by the Board of Directors.

           All seven directors will be elected for one-year terms expiring at the 2010 Annual Meeting of Stockholders, subject to the election and qualification of their successors or their earlier death, resignation or removal.

           The following table sets forth information concerning the nominees for director.

Name of Nominee	Age	Position(s) Currently Held With the Company	Director Since
Charlie Bass (1)(2)	67	Chairman of the Board	1992
Kevin J. Mills	48	President, Chief Executive Officer and Director	2000
Micheal L. Gifford	51	Executive Vice President and Director	1992
Leon Malmed (2)(3)	71	Director	2000
Thomas O. Miller(1)	57	Director, Chairman of the Technology Advisory Board	2008
Peter Sealey (3)	68	Director	2002
Enzo Torresi (3)	64	Director	2000

(1) Member of the Audit Committee. Gianluca Rattazzi, who is retiring from the Board, is also a member of this committee.
(2) Member of the Nominating Committee.
(3) Member of the Compensation Committee.

           There are no family relationships among any of the directors or executive officers of the Company.

           Charlie Bass co-founded the Company in March 1992 and has been the Chairman of the Board of Directors from such time to the present. Dr. Bass served as the Company's Chief Executive Officer from April 1997 to March 2000. Dr. Bass has served as the Trustee of The Bass Trust since April 1988. Dr. Bass holds a Ph.D. in electrical engineering from the University of Hawaii.

           Kevin J. Mills was appointed the Company's President and Chief Executive Officer and a director of the Company in March 2000. He served as the Company's Chief Operating Officer from September 1998 to March 2000. Mr. Mills joined the Company in September 1993 as Vice President of Operations and has also served as our Vice President of Engineering. Prior to joining the Company, Mr. Mills worked from September 1987 to August 1993 at Logitech, Inc., a computer peripherals company, serving most recently as its Director of Operations. He holds a B.E. in Electronic Engineering with honors from the University of Limerick, Ireland.

           Micheal L. Gifford has been a director of the Company since its inception in March 1992, has served as the Company's Executive Vice President since October 1994 and is currently the General Manager of the Company's OEM Business Unit (formerly Development Services). Mr. Gifford served as the Company's President from the Company's inception in March 1992 to September 1994 and as the Company's Chief Executive Officer from March 1992 to June 1994. From December 1986 to December 1991, Mr. Gifford served as a director and as Director of Sales and Marketing for Tidewater Associates, a computer consulting and computer product development company. Prior to working for Tidewater Associates, Mr. Gifford co-founded and was President of Gifford Computer Systems, a computer network integration company. Mr. Gifford holds a B.S. in Mechanical Engineering from the University of California at Berkeley.

           Leon Malmed has been a director of the Company since June 2000. Mr. Malmed served as Senior Vice President of Worldwide Marketing and Sales of SanDisk Corporation, a manufacturer of flash memory products, from 1992 to his retirement in March 2000. Prior to his tenure with SanDisk Corporation, Mr. Malmed was Executive Vice President of Worldwide Marketing and Sales for Syquest Corporation, a disk storage manufacturer, and President of Iota, a Syquest subsidiary, from 1990 to 1992; and Senior Vice President of Worldwide Sales, Marketing and Programs for Maxtor Corporation, a disk drive supplier, from 1984 to 1990. Mr. Malmed holds a B.S. in Mechanical Engineering from the University of Paris, and also has completed the AEA/UCLA Senior Executive Program at the University of California at Los Angeles and the AEA/Stanford Executive Institute Program for Management of High Technology Companies at Stanford Business School.

           Thomas O. Miller was appointed a director of the Company by the Board of Directors in February 2008. He is a Partner in The SAGE Group of Bellevue, Washington, a management consulting company that works with executives at small to midsize companies on business transformation and revitalization strategies for value-creating events. Mr. Miller and The SAGE Group also advise private equity firms who invest in wireless and mobility companies. Prior to The SAGE Group, Mr. Miller was a member of the executive team at Intermec Corporation, a leader in the automated data collection, wireless and mobile computing industries, serving as its President from 2004 to 2005. He was also Vice President of Corporate Development until July 2006 with Intermec's parent company UNOVA. Prior to his appointment as President of Intermec, he was Executive Vice President, Global Sales and Marketing from 2001 to 2003, and Senior Vice President, Americas and System and Solutions from 1999 through 2001. Mr. Miller was Chairman of the Automatic Industry and Mobility Association from 2003 to March 2006 and was recognized for his contributions to the industry with induction into the AIDC100 organization in 2004. He has been a member of the board of directors of InfoLogix, Inc., an enterprise mobility automation company serving the healthcare industry, since October 2006. Mr. Miller has been a member of the Company's Technology Advisory Board, currently as its Chairman, since 2006. Mr. Miller holds a Bachelor of Business and a Master of Business Administration degree from Western Illinois University.

          Peter Sealey has been a director of the Company since June 2002. Dr. Sealey has served as Chief Executive Officer and founder of The Sausalito Group, Inc., a management consulting firm, since its founding in July 1997. Dr. Sealey also serves as an Adjunct Professor of Marketing at the Peter F. Drucker Graduate Management School at the Claremont Graduate University in Claremont, California and serves on the board of directors of MaxWorldwide Inc., a media holding company. He previously served as an Adjunct Professor of Marketing at the Haas School of Business, University of California at Berkeley from 1996 to 2006. From July 1969 to August 1993, Dr. Sealey served in various senior marketing positions with the Coca-Cola Company, including as its Senior Vice President, Global Marketing and Chief Marketing Officer from December 1989 to August 1993. Dr. Sealey holds a doctorate from the Peter F. Drucker Graduate Management School at the Claremont Graduate University.

           Enzo Torresi has been a director of the Company since June 2000. Dr. Torresi founded and has managed EuroFund Partners, a venture capital fund, since 1999. From 1997 to 1998, he was Chairman and Chief Executive Officer of ICAST Corporation, a software company specializing in broadcasting solutions for the Internet. During 1995 and 1996, he was Entrepreneur-In-Residence at Accel Partners, a venture capital fund. From November 1993 to 1994, he was Vice-Chairman of Power Computing Corporation, a PC manufacturer he co-founded From 1989 to October 1994, Dr. Torresi was President and Chief Executive Officer of NetFRAME Systems, Inc., a computer manufacturer that is now part of Micron Electronics, Inc. Dr. Torresi holds a Doctorate in Electronics Engineering from the Polytechnic Institute in Torino, Italy.

BOARD MEETINGS AND COMMITTEES

           The Board of Directors has determined that all of the nominees, except Messrs. Mills and Gifford, satisfy the definition of "independent director," as established by Nasdaq listing standards. The Board of Directors has an Audit Committee, a Nominating Committee and a Compensation Committee. Each committee has adopted a written charter, all of which are available on the Company's web site at http://www.mkr-group.com/SCKT/board_committee.html. The Board of Directors has also determined that each member of the Audit Committee, the Nominating Committee and the Compensation Committee satisfies the definition of "independent director," as established by Nasdaq listing standards.

           The Board of Directors held a total of four regular meetings during fiscal 2008 and three telephone meetings. The independent directors met separately without management or the management directors after each of the four regular Board meetings held during 2008. The Company strongly encourages members of the Board of Directors to attend all meetings, including meetings of committees on which they serve, as well as the annual meeting of stockholders. No director attended fewer than 75 percent of the meetings of the Board of Directors and the Board committees on which he served. All directors attended the 2008 Annual Meeting of Stockholders.

           The Audit Committee consists of Messrs. Bass, Rattazzi and Miller. As required by Nasdaq rules, the members of the Audit Committee each qualify as "independent" under the standards established by the United States Securities and Exchange Commission for members of audit committees. The Audit Committee also includes one member, Dr. Bass, who has been determined by the Board of Directors to meet the qualifications of an "audit committee financial expert" in accordance with Securities and Exchange Commission rules. Stockholders should understand that this designation is a disclosure required by the Securities and Exchange Commission relating to Dr. Bass' experience and understanding with respect to certain accounting and auditing matters. This designation does not impose upon Dr. Bass any duties, obligations or liabilities that are greater than are generally imposed on him as member of the Audit Committee, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

           The Audit Committee met with management and the independent accountants four times by telephone and one time in person during the year ended December 31, 2008 to review quarterly and annual financial information and to discuss the results of quarterly review procedures performed by the independent accountants before quarterly and annual financial reports were issued. The Audit Committee is responsible for appointing, compensating and overseeing actions taken by the Company's independent accountants, and reviews the Company's internal financial controls and financial statements. In connection with the completion of the annual audit of the Company's financial statements for the year ended December 31, 2008, the Audit Committee met in February 2009 and again in March 2009 with management and with the independent accountants, reviewed the financial statements and the annual audit results, including the independent accountants' assessment of the Company's internal controls and procedures, and discussed with the independent accountants the matters denoted as required communications by Statement of Auditing Standards 61 (SAS 61). The meetings also included a review of internal accounting controls, a discussion and review of auditor independence, the pre-approval of the independent accountants' fees, and a recommendation to the Board of Directors to approve the issuance of the financial statements for the year ended December 31, 2008. The report of the Audit Committee for the year ended December 31, 2008 is included in this Proxy Statement.

           The Nominating Committee consists of Messrs. Bass and Malmed. The Nominating Committee considers and recommends nominations for the Board of Directors and facilitates the self-assessment of Board performance by the independent directors. The Nominating Committee met twice, one time in January 2009 and one time in March 2009. At those meetings, the Nominating Committee determined that each current director being nominated was willing and able to serve as a director for the ensuing year and recommended their nomination. For 2010, the Nominating Committee will consider nominees recommended by security holders. Such nominations should be made in writing to the Company, attention Corporate Secretary, no later than November 20, 2009 in order to be considered for inclusion in next year's proxy statement. The Nominating Committee Charter is available on the Company's website at http://www.mkr-group.com/SCKT/board_committee.html.

           The Compensation Committee, which consists of Messrs. Malmed, Torresi and Sealey, held eleven meetings during fiscal year 2008. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors and officers of the Company and administering the Company's incentive compensation and benefit plans. The report of the Compensation Committee for fiscal year 2008 is included in this Proxy Statement. The Compensation Committee Charter is available on the Company's website at http://www.mkr-group.com/SCKT/board_committee.html.

COMPENSATION OF DIRECTORS

           Regular meetings of the Board of Directors are scheduled once per quarter. Directors who are not employees of the Company received $3,000 per regular meeting of the Board of Directors that they attended in fiscal 2008. These outside directors are also entitled to participate in the Company's 2004 Equity Incentive Plan. Grants of options to directors are made annually during Board service, generally at the time of each election of the Board of Directors. Options are awarded for Board service, committee service and committee and Board leadership positions. On April 23, 2008, options that vest monthly over a one year period were awarded to the outside directors for the service period that commenced on April 23, 2008, at an exercise price of $9.20 per share, the fair market value of the Common Stock on the date of grant, in the following amounts:

Name	Shares Granted
Charlie Bass	5,000
Leon Malmed	3,000
Thomas O. Miller	3,500
Gianluca Rattazzi	3,500
Peter Sealey	2,500
Enzo Torresi	3,000

           Directors are also awarded an initial stock option grant which vests monthly over a four year period when they initially join the board. On February 17, 2008 Mr. Miller was appointed to the Board and received an initial stock option grant of 2,500 shares that vests monthly. The exercise price was $7.00 per share, the fair market value on the date of grant.

           All share numbers and prices in this Proxy Statement, including the number of stock option grant shares and exercise prices listed above, are reported on a post-split basis, reflecting a one for ten reverse stock split which became effective on October 24, 2008.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

           If a quorum is present at the Annual Meeting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ALL OF THE COMPANY'S NOMINEES FOR DIRECTORS.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

           The Audit Committee has selected Moss Adams LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2009, and recommends that stockholders vote for ratification of such appointment.

           Moss Adams LLP has audited the Company's financial statements for each of the five fiscal years ended December 31, 2004 through December 31, 2008. Representatives of Moss Adams LLP are expected to be present at the 2009 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

FEES BILLED BY MOSS ADAMS LLP DURING FISCAL YEARS 2008 AND 2007

           Audit Fees:

           Audit fees billed to the Company by Moss Adams LLP for their audit of the Company's 2008 and 2007 fiscal year financial statements and review of the Company's quarterly financial statements for fiscal 2008 and 2007 totaled $238,000 in each year. The Company was not deemed an accelerated filer for fiscal years 2008 and 2007, and an audit of the Company's internal controls at December 31, 2008 and 2007 was not required.

           Audit-Related Fees:

           Audit-related fees billed to the Company by Moss Adams LLP during the Company's 2008 and 2007 fiscal years totaled $3,000 and $10,555, respectively. Audit-related fees were primarily related to meetings with the Audit Committee, attendance at the annual stockholder meeting, the issuance of a consent related to the filing of a Form S-8 registration statement and accounting advice.

           Tax Fees:

           Fees billed to the Company by Moss Adams LLP for tax services during the Company's 2008 and 2007 fiscal years were $20,000 in each year. Tax fees are for preparation of the prior year's annual tax returns.

           All Other Fees:

           There were no other fees billed to the Company during the Company's 2008 and 2007 fiscal years by Moss Adams LLP.

           Approval Procedures:

           The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent accountants and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent accountants in accordance with this pre-approval process and the fees for the services performed through such date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

           The Audit Committee has considered whether the provision of the services described in this section is compatible with maintaining Moss Adams LLP's independence and determined that it is.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

           Ratification of the appointment of Moss Adams LLP as the Company's independent public accountants for the fiscal year ending December 31, 2009 requires the affirmative vote of a majority of the Votes Cast on the matter at the 2009 Annual Meeting.

           Stockholder ratification of the appointment of Moss Adams LLP as the Company's independent public accountants is not required by the Company's bylaws or other applicable legal requirement. However, the Audit Committee is submitting the appointment of Moss Adams LLP to the stockholders for ratification as a matter of common corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year, if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of the Company's Common Stock, including on an as-exercised basis, options and warrants exercisable within 60 days of the Record Date, as to (i) each person known by the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company named in the table; and (iv) all directors and executive officers of the Company as a group. Except as set forth below, the address of record for each of the individuals listed in this table is: c/o Socket Mobile, Inc., 39700 Eureka Drive, Newark, California 94560.

Name of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned (2)
5% Stockholders	185,684	5.7%
Roy L. Rogers (3)	172,228	5.3
Leviticus Partners, L.P. (4)

Directors and Executive Officers
Charlie Bass (5)	215,474	6.6%
Kevin J. Mills (6)	98,250	3.0
Micheal L. Gifford (7)	79,604	2.4
David W. Dunlap (8)	67,483	2.1
Leonard L. Ott (9)	50,536	1.5
Enzo Torresi (10)	34,517	1.1
Leon Malmed (11)	34,250	1.0
Gianluca Rattazzi (11)	33,833	1.0
Tim I. Miller (12)	32,172	1.0
Lee A. Baillif (13)	25,835	*
Peter Sealey (11)	25,000	*
Robert C. Zink (11)	17,303	*
Thomas O. Miller (14)	9,562	*
Thomas L. Noggle (11)	8,229	*
All Directors and Executive Officers as a group (14 persons) (15)	732,048	19.6%
*Less than 1%
(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.
(2) Percentage ownership is based on 3,229,916 shares of Common Stock outstanding, each of which is entitled to one vote, on the Record Date and any shares issuable pursuant to securities exercisable for shares of Common Stock by the person or group in question as of the Record Date or within 60 days thereafter.
(3) Shares held by Roy L. Rogers as trustee for the Rogers Family Trust UTD 01-21-81 which holds 97,283 shares of Common Stock, and the Roy and Ruth Rogers Unitrust, UTD 09-28-89 which holds 88,401 shares of Common Stock. Mr. Rogers'address is 3000 Sand Hill Road, Building 1, Suite 260, Menlo Park, CA 94025.
(4) AMH Equity LLC is the general partner of Leviticus Partners, L.P. The address of Leviticus Partners, L.P. is 60 East 42nd Street, Suite 901, New York, NY 10165.
(5) Includes 41,250 shares of Common Stock subject to options exercisable within 60 days of March 2, 2009.
(6) Includes 85,240 shares of Common Stock subject to options exercisable within 60 days of March 2, 2009.
(7) Includes 54,384 shares of Common Stock subject to options exercisable within 60 days of March 2, 2009.
(8) Includes 58,937 shares of Common Stock subject to options exercisable within 60 days of March 2, 2009.
(9) Includes 49,096 shares of Common Stock subject to options exercisable within 60 days of March 2, 2009.
(10) Includes 31,125 shares of Common Stock subject to options exercisable within 60 days of March 2, 2009.
(11) Consists of shares of Common Stock subject to options exercisable within 60 days of March 2, 2009.
(12) Includes 31,717 shares of Common Stock subject to options exercisable within 60 days of March 2, 2009.
(13) Includes 23,177 shares of Common Stock subject to options exercisable within 60 days of March 2, 2009.
(14) Includes 9,000 shares of Common Stock subject to options exercisable within 60 days of March 2, 2009.
(15) Includes 502,541 shares of Common Stock subject to options exercisable within 60 days of March 2, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them. Based solely on review of this information, the Company believes that during fiscal 2008 all of its executive officers and directors complied with their Section 16(a) filing requirements.

MANAGEMENT
            The current executive officers of the Company are as follows:

Name of Officer	Age	Position with the Company
Kevin J. Mills	48	President and Chief Executive Officer and Director
David W. Dunlap	66	Vice President of Finance and Administration, Chief Financial Officer and Secretary
Micheal L. Gifford	51	Executive Vice President and Director
Lee A. Baillif	48	Vice President and Controller
Tim I. Miller	54	Vice President of Worldwide Operations
Thomas L. Noggle	60	Vice President of Engineering
Leonard L. Ott	50	Vice President and Chief Technical Officer
Robert C. Zink	51	Sr. Vice President of Worldwide Sales and Marketing

           For information regarding Kevin J. Mills and Micheal L. Gifford, please see "Proposal One - Election of Directors" above.

           David W. Dunlap has served as the Company's Vice President of Finance and Administration, Secretary and Chief Financial Officer since February 1995 and served in the same role as a consultant from November 1994 to February 1995. Mr. Dunlap previously served as Vice President of Finance and Administration and Chief Financial Officer at several public and private companies, including Appian Technology Inc., a semiconductor company from September 1993 to February 1995, and Mountain Network Solutions, Inc., a computer peripherals manufacturing company, from March 1992 to September 1993. He is a certified public accountant, and holds an M.B.A. and a B.A. in Business Administration from the University of California at Berkeley.

           Lee A. Baillif has served as the Company's Controller since January 1, 1999 and was promoted to Vice President and Controller on January 24, 2007. Prior to his appointment as Controller, Mr. Baillif was a member of the accounting staff from September 1994. He holds a B.S. in Business and Finance from San Francisco State University.

           Tim I. Miller has served as the Company's Vice President of Worldwide Operations since March 2003, responsible for the Company's worldwide manufacturing operations. Mr. Miller served in the same role as a consultant from January 2003 to March 2003. Mr. Miller was an independent consultant from June 1991 to December 1992. Prior to joining the Company, Mr. Miller was the Vice President of Worldwide Operations for Com21, a developer of broadband technology solutions, from August 1994 to May 2001. Mr. Miller holds a B.S. with an emphasis in Business Administration and Political Science from San Jose State University.

           Thomas L. Noggle commenced employment as the Company's Vice President of Engineering on November 1, 2007. Mr. Noggle served as the Director of Hardware Engineering for Logitech, Inc. from November 1994 to February 1998 and previously served as a design engineering manager for Logitech. From February 1998 to October 2007, Mr. Noggle served as an independent engineering consultant offering technical product management, product design and product development services to a number of private companies, including Endpoints, Inc. (imaging) and Nanochip, Inc. (ASIC design), designing and developing new and advanced electronic products with an emphasis on chip design and imaging devices. From September 1999 through February 2001 he was President and CEO of Viznetix, an engineering management consulting company he founded. Mr. Noggle has received various patents and awards for products that he has developed, including a U.S. patent assigned to Logitech for manipulating area imaging devices and a Technical Academy Award for work completed as a senior design engineer at Lucasfilm, Ltd. Mr. Noggle holds a B.S. in Electrical Engineering and Computer Sciences from the University of Illinois.

           Leonard L. Ott has served as the Company's Vice President and Chief Technical Officer since October 2000 and previously served as Vice President of Engineering from December 1998 to October 2000. Mr. Ott joined the Company in March 1994, serving in increasingly responsible engineering positions including Director of Software Development and Director of Engineering. Mr. Ott also worked as an engineering consultant to the Company, from November 1993 to March 1994. Prior to joining the Company, Mr. Ott served in various senior roles at Vision Network Systems from March 1988 to November 1993, a networking systems company. Mr. Ott holds a B.S. in Computer Science from the University of California at Berkeley.

           Robert C. Zink commenced employment as the Company's Senior Vice President of Worldwide Sales and Marketing on April 2, 2007. Mr. Zink previously served in increasingly responsible executive sales positions with Intermec Technologies from 1997 through March 2007 and with Norand Corporation from 1979 to 1997 prior to its acquisition by Intermec. Recent sales positions held by Mr. Zink with Intermec include Vice President U.S. Enterprise Sales from April 2006 through March 2007, Vice President Eastern U.S. Sales from 2001 through March 2006 and Vice President U.S. Sales System & Solutions in 2000 and 2001. Mr. Zink holds a Bachelors degree in Business Administration from the University of Iowa.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

           The following tables set forth the annual compensation paid or accrued by the Company to or on behalf of the outside directors of the Company for the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Charlie Bass	$12,000	$19,834(2)	$31,834
Leon Malmed	$12,000	$13,665(3)	$25,665
Thomas O. Miller (appointed Feb 17, 2008)	$9,000	$17,699(4)	$26,699
Gianluca Rattazzi	$12,000	$13,884(5)	$37,884
Peter Sealey	$12,000	$9,916(6)	$21,916
Enzo Torresi	$12,000	$11,900(7)	$23,900
(1) Amounts shown are not intended to reflect value actually received by the directors. Instead, the amounts shown are the compensation costs recognized for option awards vesting in fiscal 2008 for financial statement reporting purposes, as determined pursuant to Statement of Financial Accounting Standards No. 123(R), or FAS 123R.
(2) Mr. Bass was granted an option to purchase 5,000 shares on April 23, 2008 with a grant date fair value, computed in accordance with FAS 123R, of $16,500. The aggregate equity awards held by Mr. Bass at December 31, 2008 were options to purchase 41,250 shares of Common Stock. The valuation for these awards at such date, determined pursuant to FAS 123R, was $457,050.
(3) Mr. Malmed was granted an option to purchase 3,000 shares on April 23, 2008 with a grant date fair value, computed in accordance with FAS 123R, of $9,900. The aggregate equity awards held by Mr. Malmed at December 31, 2008 were options to purchase 34,250 shares of Common Stock. The valuation for these awards at such date, determined pursuant to FAS 123R, was $416,750.
(4) Mr. Miller was granted a fully vested option to purchase 2,500 shares on February 17, 2008 in connection with his appointment as a director on that date. The grant date fair value, computed in accordance with FAS 123R, was $10,000. Mr. Miller was also granted an option to purchase 3,500 shares on April 23, 2008 with a grant fair value, computed in accordance with FAS 123R of $11,550. The aggregate equity awards held by Mr. Miller at December 31, 2008 were options to purchase 9,000 shares of Common Stock. The valuation for these awards at such date, determined pursuant to FAS 123R, was $39,550.
(5) Mr. Rattazzi was granted an option to purchase 3,500 shares on April 23, 2008 with a grant date fair value, computed in accordance with FAS 123R, of $18,550. The aggregate equity awards held by Mr. Rattazzi at December 31, 2007 were options to purchase 33,833 shares of Common Stock. The valuation for these awards at such date, determined pursuant to FAS 123R, was $411,653.
(6) Mr. Sealey was granted an option to purchase 2,500 shares on April 23,2008 with a grant date fair value, computed in accordance with FAS 123R, of $8,250. The aggregate equity awards held by Mr. Sealey at December 31, 2008 were options to purchase 25,000 shares of Common Stock. The valuation for these awards at such date, determined pursuant to FAS 123R, was $227,000.
(7) Mr. Torresi was granted an option to purchase 3,000 shares on April 23, 2008 with a grant date fair value, computed in accordance with FAS 123R, of $9,900. The aggregate equity awards held by Mr. Torresi at December 31, 2008 were options to purchase 31,125 shares of Common Stock. The valuation for these awards at such date, determined pursuant to FAS 123R, was $398,075.

           Each outside director receives meeting attendance fees of $3,000 for each regular meeting attended in person. During 2008, the Board met four times in person and three times by telephone, and all directors attended all meetings.

           The outside directors are also entitled to participate in the Company's 2004 Equity Incentive Plan. Grants of options to directors are made annually during the year of Board service, commencing at each election of the Board of Directors. Options to purchase 2,500 shares are awarded to each director for Board and committee service. The director serving as the Board chairperson receives an option to purchase an additional 1,000 shares. Directors serving as chairpersons of the Nominating and Compensation Committees receive an option to purchase an additional 500 shares, the director serving as the chairperson of the Audit Committee receives an option to purchase an additional 1,500 shares, and members serving on the Audit Committee receive an option to purchase an additional 1,000 shares. As a result, on April 23, 2008, the outside directors as a group were granted options to purchase an aggregate of 20,500 shares. These options vest monthly over a one year period commencing April 23, 2008, and have an exercise price of $6.00 per share, which was the fair market value of the Common Stock on the date of grant. See also Proposal One - Compensation of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

           The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company as well as the compensation plans and specific compensation levels for executive officers. The Committee strives to ensure that the Company's executive compensation programs enable the Company to attract and retain key people and motivate them to achieve or exceed key objectives of the Company by making individual compensation directly dependent on the Company's achievement of financial goals, such as revenue attainment and profitability.

           As a result, the Company strives to provide a total compensation package that is fair, reasonable and competitive with prevailing practices in the Company's industry, allowing for above average total compensation when justified by business results and individual contribution.

Compensation Philosophy and Objectives

           The Company's fiscal 2008 and 2009 compensation policies, plans and programs are intended to achieve the following objectives:

      attract, retain and motivate talented executive officers;

      provide executive officers with cash bonus opportunities linked to achievement of business objectives and individual performance goals; and

      align the financial interests of executive officers with those of stockholders by providing executive officers with an equity stake in the Company.

           The Company's approach to executive compensation is to be "middle of the road" for base compensation, to set above-median financial compensation targets as variable compensation to motivate and reward performance, and to offer equity incentives while maintaining acceptable levels of dilution.

Elements of Executive Compensation.

                 The three major components of the Company's executive officer compensation are:

                 (i) base salary,

                 (ii) variable incentive awards; and

                 (iii) long-term, equity-based incentive awards.

           The components of the Company's rewards program, as well as the total direct compensation for executives, are compared against other public companies as set forth as summary data in the national compensation survey of the American Electronics Association. All of the Company's executive officers are also entitled to earn variable incentive awards and stock option grants as part of their compensation packages. The Company focuses on optimizing its compensation program to motivate executives to improve the Company's results on a cost-effective basis.

           The national compensation survey of the American Electronics Association was chosen to benchmark the Company's executive and employee salaries, as it is a broad-based compensation survey with an emphasis on companies in the electronics industry and provides information on base salary and variable incentive awards based on size of companies and geographic location. Offering competitive salary packages to employees is an essential element of attracting and retaining key employees in the San Francisco Bay Area, which has many electronics firms that compete for talent and offer employment alternatives.

           Base Salary. The Compensation Committee establishes a competitive base salary for each executive officer designed to recognize the skills and experience the individual brings to the Company and the performance contributions he or she makes. Overall, the total direct compensation level for each position is targeted at the median percentile of similar positions in the American Electronics Association surveys for employees participating in variable incentive award programs. Some variation from the median is allowed when, in the judgment of the Compensation Committee, the value of the individual's experience, performance and specific skill set justifies upward or downward variation. Base salary recognizes an employee's role, responsibilities, skills, experience and performance. Currently, the base salaries of the Named Executive Officers, except for Mr. Zink, are at or below the median percentile, reflecting decisions by the Compensation Committee in past years, and supported by management, to limit salary increases based on the financial condition of the Company. Mr. Zink joined the Company in April 2007 and his base compensation levels were set at about the 75th percentile, consistent with his compensation amount at his previous employer.

           The Compensation Committee determines both the amount and timing of base salary increases. Factors affecting the level of base salary increases each year include the overall financial performance of the Company, changes in the base salary compensation levels reported in the American Electronics Association surveys for executive positions in similarly sized companies, and the individual performance of each executive. The performance of each executive officer of the Company is formally evaluated by his or her supervisor at least one time per year.

           During 2008, the base salary levels for executive officers were unchanged primarily due to the overall financial performance and condition of the Company At the end of 2007, the Company executed and completed a major product development program to develop and market its own mobile handheld computer, thus increasing the size of the markets it serves and reducing dependencies on other handheld computer manufacturers whose computers are used in conjunction with the Company's peripheral data collection and peripheral products. This mobile handheld computer development program, along with expenses to increase sales, marketing and engineering resources and investments in inventory to support sales of these new products during 2008, have increased operating losses and put pressure on cash resources, as revenue growth has been below the rate of expense increases over the past two years. As a result, and with the concurrence of the Company's management team, the Compensation Committee has been judicious about increasing salaries until the Company is able to improve both its net income results and its cash position.

           Variable Incentive Awards. To reinforce the importance of meeting the Company's financial goals, and to reward significant individual contribution to that effort, the Company believes that a meaningful portion of the quarterly compensation of each executive officer should be in the form of variable incentive pay. Variable incentive target awards are established by the Compensation Committee under the same criteria used for establishing base salaries, and base salary and variable incentive targets are considered together in establishing appropriate compensation levels for each executive officer. Each executive officer participates in a Management Variable Incentive Compensation Plan, which is approved by the Compensation Committee, and performance is measured quarterly. The Compensation Plan measures four components:

      Quarterly Company revenue compared to a Board-approved "Financial Plan";

      Quarterly Company gross margins compared to the Financial Plan;

      Company expenses compared to the Financial Plan; and

      Achievement of individual quarterly management objectives.

           The Financial Plan is approved each year by the Board of Directors, and actual results are measured against that Financial Plan. Management objectives are set quarterly by each executive officer's supervisor. Each component is weighted equally, and awards are paid based on the percentage attainment achieved for each component. Awards are capped at twice the target award levels for each financial component, and executive officers earn zero for a financial component if attainment of that component is less than 80 percent. Variable incentive targets for executives ranged from 9 percent to 40 percent of total cash compensation in fiscal 2008, averaging 25 percent for all executives. The Compensation Committee believes that setting variable incentive targets at these levels provides compensation incentives that are meaningful in recognizing successful performance without causing severe financial hardships should the variable targets not be reached.

            The Company's ratios of variable compensation to total compensation are generally at or above median levels for similar executives, as reported in the salary survey of the American Electronics Association, and elevate the importance of reaching or exceeding financial goals as set in the Company's annual Financial Plan. The Financial Plan is set at the beginning of each year. The Financial Plan has historically set aggressive targets for revenue, gross margins, and operating expenses. The Company's management has performed well relative to achieving operating expense targets, but has underperformed in achieving revenue and gross margin targets in recent years. Reasons for not achieving Financial Plan targets in 2006 through 2008 included: (i) underestimating the time required to develop products and bring them to market; (ii) reductions in handheld computer product availability by handheld computer manufacturers whose products work with the Company's peripheral data collection and connectivity products and on whom the Company relies for a portion of its data collection peripheral sales; (iii) delay in the completion of mobile business applications for the Company's products developed by third party software vendors; and (iv) slowdown in customer buying caused by adverse economic conditions in 2008. The effect of missing the Financial Plan targets on the compensation of the executives is amplified when actual financial results are less than 80% of the Financial Plan targets as the executives receive no compensation for such results. On the upside, the variable quantitative profitability-based portions of the awards (revenue, gross margins and expense) can result in an individual earning up to 200% of the individual's target, providing strong financial incentives to meet or exceed Financial Plan objectives.

           Actual variable compensation payments as a percentage of variable compensation targets during 2006 through 2008 are shown in the table below for the Named Executive Officers.

Named Executive Officer	Position(s)	2008	2007	2006
Kevin J. Mills	President and Chief Executive Officer and Director	85%	81%	70%
Micheal L. Gifford	Executive Vice President and Director	85%	82%	64%
Robert C. Zink (1)	Sr. Vice President Worldwide Sales and Marketing	83%	100%	-
David W. Dunlap	Vice President of Finance and Administration, Chief Financial Officer and Secretary	86%	82%	70%
Thomas L. Noggle (2)	Vice President of Engineering	80%	100%	-
Note 1: Mr. Zink commenced employment on April 2, 2007 and his variable target attainment was guaranteed for 2007 as part of his employment offer.
Note 2: Mr. Noggle commenced employment on November 1, 2007 and his variable target attainment was guaranteed for 2007 as part of his employment offer

           The Compensation Committee with the concurrence of management has suspended the variable incentive awards program for the first quarter of 2009 as a cost saving measure, subject to review at the end of the quarter.

           Long-Term, Equity-Based Incentive Awards. The goal of the Company's long-term, equity-based incentive awards is to align the interests of the executive officers with those of stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. All equity incentives are subject to vesting provisions to encourage executive officers to remain employed with the Company. Such awards to date have been in the form of stock option grants. The Compensation Committee determines the size of each award according to each executive officer's position at the Company and sets a level that it considers appropriate to create a meaningful opportunity for equity participation. In addition, the Compensation Committee, in consultation with management, takes into account an individual's recent performance, his or her potential for future responsibility and promotion, the number of unvested options held by each individual at the time of the new grant, and the size of the available stock award pool.

           In June 2004, the Company's stockholders approved the 2004 Equity Incentive Plan and initially transferred shares available for grant from the Company's 1995 stock plan which was scheduled to expire in 2005. The 2004 Equity Incentive Plan provides for an automatic increase each January 1st in the available stock award pool equal to the lesser of (a) 200,000 shares, (b) four percent of the outstanding shares on that date, or (c) a lesser amount as determined by the Board of Directors. Options are granted at the discretion of the Compensation Committee to employees of the Company based on recommendations from management regarding employee responsibilities and performance.

           The Compensation Committee, in consultation with management, prepares an annual allocation plan dividing the available stock in the grant pool among employee refresher grants, new employee grants, director grants and reserves. The timing, award criteria and award procedures are discussed more fully under Equity Incentive Grant Policies in the next section. New employee grants are made at or shortly after the date of hire. Refresher grants in 2008 were made on February 14, 2008. Refresher grants are made annually, typically during the first quarter of the year on the first open trading day of the quarter, which is two days after the release of earnings for the prior year. The 2008 refresher grants had a vesting start date of March 1, 2008 and vest monthly over 48 months, contingent upon continued employment with the Company. All grants expire ten years after the date of grant. Fully vested grants, or grants vesting over a shorter or longer term than four years, may be awarded at the discretion of the Compensation Committee. Stock options provide a return only if the individual remains with the Company and only if the market price of the Company's Common Stock appreciates during the option term.

           The Compensation Committee believes that stock option grants are effective in attracting and retaining key employees, and the Company provides initial grants to all new employees and annual refresher grants to all continuing employees with a weighting reflecting the level of responsibility and performance of the employee. Many of the senior executives have been employed by the Company more than ten years and have amassed a number of annual stock option grants (grants expire 10 years after the date of grant) with potential for substantial cumulative compensation if stock prices increase, thus aligned with the interests of stockholders. The Company believes stock options are effective executive incentives because of the expectations of the management team that the Company's products and the markets they address provide opportunities for growth that may result in share price appreciation.

Equity Incentive Grant Policies.

           General option grant practices. All stock options grants are awarded by the Compensation Committee, or by the full Board in the case of director stock option grants. All stock options are priced at the closing market price of the Company's Common Stock on the date of grant, and the actions of the Compensation Committee are documented in minutes that are retained in the minute book of the Company. During 2008, the Compensation Committee met eleven times, and stock option grants were awarded at nine of those meetings. During 2007, the Compensation Committee met ten times, and stock option grants were awarded at nine of those meetings.

           Initial stock option grants. The Compensation Committee awards initial stock option grants to each new employee of the Company on the first trading day of the month following the individual's commencement of employment. The size of the grant is based on the responsibilities of the employee and as agreed to in the employee's employment offer. Grants for executive officers are approved by the Compensation Committee in advance of offers being made. Grants to rank-and-file employees are made within general guidelines reviewed and approved by the Compensation Committee, and the actual grant requires the approval of the Compensation Committee at the time of grant. Initial grants generally vest 25% on the one year anniversary of employment and 1/48th per month thereafter for a total vesting period of 48 months. The delay in initial vesting for the first twelve months of employment provides an incentive for employee retention and ensures that the employee is familiar with the Company and its goals and objectives prior to options vesting. During 2008, the Company granted options to purchase a total of 33,780 shares to 16 new employees, representing 19 percent of all shares subject to stock options granted during the year.

           Refresher stock option grants. The Compensation Committee awards refresher stock option grants annually, generally to all employees of the Company, based on the recommendations of management about the responsibilities and performance of each employee and the employee's contributions in meeting the Company's goals and objectives. Refresher grants are typically made during the first quarter of the year during open trading windows as defined in the Company's Code of Business Conduct and Ethics including the Insider Trading Policy contained therein and vest over 48 months. In 2008, the Company awarded options to acquire an aggregate of 42,500 shares to the eight executive officers of the Company, representing 23 percent of all shares subject to stock options granted during the year. The Company also granted refresher options to purchase a total of 79,350 shares to 74 non-officer employees in 2008, representing 44 percent of all shares subject to stock options granted during the year. In addition, the Company granted options to purchase 3,000 shares to the members of the Company's Technical Advisory Board as their sole compensation for serving on the Board, representing 2 percent of the shares subject to all stock options granted during the year.

           Director stock option grants. A portion of the compensation of the Company's outside directors is in the form of an annual stock option grant. Director grants are granted by the full Board of Directors at the first regularly scheduled board meeting following the annual election of directors and vest over the ensuing year of service. Options are awarded equally to all directors for Board and Nominating and Compensation Committee service. Additional options are awarded for Board and committee leadership positions and Audit Committee service, as discussed on page 22 under "Director Compensation." During 2008, the Company granted annual options to purchase a total of 20,500 shares to the 6 independent directors of the Company, representing 11 percent of the shares subject to all stock options granted during the year, and approved a new director grant for Mr. Miller of 2,500 shares representing 1 percent of the shares subject to all stock options granted during the year.

           Other Compensation. Executive officers are entitled to participate in the same health and benefit programs and 401(k) program as are available to all employees of the Company and do not receive any perquisites from the Company.

Accounting and Tax Implications

           Accounting for Stock-Based Compensation. On January 1, 2006, we adopted Financial Accounting Standard 123®, "Share-Based Payment," ("SFAS 123R") for the fiscal years ended December 31, 2006 and beyond. Under Financial Accounting Standard SFAS 123R, the Company uses a binomial lattice valuation model to estimate fair value of stock option grants made on or after January 1, 2006. The binomial lattice model incorporates estimates for expected volatility, risk-free interest rates, employee exercise patterns and post-vesting employment termination behavior. These estimates affect the calculation of the fair value of the Company's stock option grants. The fair value of stock option grants outstanding prior to January 1, 2006 was estimated using a Black-Scholes option pricing model. The Company adopted the modified prospective recognition method and implemented the provisions of SFAS 123R beginning with the first quarter of 2006.

           Income taxes. The Company has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. The 2004 Equity Incentive Plan also allows for the issuance of grants qualifying as "performance-based compensation" under Section 162(m) of the Internal Revenue Code; however, no grants deemed performance-based compensation grants have been awarded to the executive officers of the Company.

Compensation of the Chief Executive Officer

           The Company has historically compensated all of its executives including its Chief Executive Officer under the same programs including cash compensation, stock option grant awards, benefit programs, employment contract and the absence of perquisites using the same processes discussed elsewhere within this Compensation Discussion and Analysis. The factors considered by the Company in determining the compensation of Mr. Mills, the Chief Executive Officer, are the same factors applied to the other executive officers of the Company, as described under Elements of Executive Compensation, and he participates in the same compensation programs as the other executive officers. Mr. Mills' total target compensation is based on survey data prepared by the American Electronics Association for public companies, his responsibility and leadership in establishing and implementing the strategic direction of the Company, and the financial performance of the Company. During 2008, the Company did not increase the base salary or variable salary targets of any of its executive officers except Mr. Zink, who was granted an increase in his variable compensation target in January 2008 pursuant to employment arrangements agreed to when he joined the Company in April 2007.

           Mr. Mills, as Chief Executive Officer, was the highest paid executive in the Company during fiscal year 2008. His total base salary during the year was $190,000, and his total target variable compensation was $100,000 for a total compensation target of $290,000. Mr. Mills earned 85% of his total target variable compensation during fiscal year 2008 under the Management Variable Incentive Compensation Plan in which all executive officers participate due primarily to the Company achieving its financial targets during the year except for underachieving revenue and gross margin targets in the first and fourth quarters. Mr. Mills' total compensation is below the median compensation for chief executive officers of public companies of similar size, as reported in the national compensation survey of the American Electronics Association.

           Mr. Mills also received an annual refresher stock option grant of 7,500 shares on February 14, 2008 at the same time that refresher grants were awarded to all employees of the Company. These options commenced vesting on March 1, 2008 and will vest in equal monthly installments over a 48-month period. The reliance on stock option grants as a significant element of the Chief Executive Officer's compensation is intended to align his total compensation package with the interests of stockholders and to provide the Chief Executive Officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business, including attaining long-term growth and profitability.

           The Chief Executive Officer is entitled to participate in the same health and benefit programs as are available to all employees of the Company. Mr. Mills does not receive any perquisites from the Company.

SUMMARY COMPENSATION TABLE
For Fiscal Year Ended December 31, 2008

           The following table provides fiscal 2008 compensation information and comparable information for the two preceding fiscal years for the Chief Executive Officer, Chief Financial Officer, and the three other executive officers of the Company who were the most highly compensated in fiscal year 2008 (the "Named Executive Officers").

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
Kevin J. Mills President and Chief Executive Officer and Director	2008 2007 2006	$ 189,604 190,000 180,000	$ 43,145 68,844 72,227	$ 84,756 80,588 69,974	$ 317,505 339,432 322,201

Robert C. Zink (4) Sr. Vice President Worldwide Sales and Marketing	2008 2007	174,635 131,250	40,378 29,813	95,863 118,250	310,876 279,313

Micheal L. Gifford Executive Vice President and Director	2008 2007 2006	175,000 175,000 165,000	38,955 63,547 63,230	42,473 40,768 31,963	256,428 279,315 260,193

David W. Dunlap Vice President of Finance and Administration, Chief Financial Officer and Secretary	2008 2007 2006	169,646 170,000 160,000	36,913 60,411 60,674	42,854 40,962 34,906	249,413 271,373 255,580

Thomas L. Noggle (5) Vice President of Engineering	2008 2007	160,000 26,667	30,075 3,915	31,850 8,000	221,925 38,582
(1) Represents base salary as described under Compensation Summary and Analysis - Elements of Executive Compensation.
(2) Represents Long-Term, Equity-Based Incentive Awards as described under Compensation Summary and Analysis - Elements of Executive Compensation. Amounts shown do not reflect compensation actually received by the executive officer. Instead, the amounts shown are the compensation costs recognized for option awards vesting during the fiscal year for financial statement reporting purposes, as determined pursuant to Statement of Financial Accounting Standards No. 123(R).
(3) Represents Variable Incentive Awards as described under Compensation Summary and Analysis - Elements of Executive Compensation.
(4) Mr. Zink commenced employment on April 2, 2007. His non-equity incentive plan compensation included $66,250 in 2007 to defray moving, relocation and other costs associated with commencement of his employment.
(5) Mr. Noggle commenced employment on November 1, 2007.

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended December 31, 2008

           The following table shows for the fiscal year ended December 31, 2008 certain information regarding options granted to the Named Executive Officers. Options were granted as described under Compensation Summary and Analysis - Elements of Executive Compensation - Long-Term, Equity-Based Incentive Awards and - Equity Incentive Grant Policies.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Kevin J. Mills	2/14/2008	7,500	$7.20	$27,750
Robert C. Zink	2/14/2008	5,000	7.20	18,500
Micheal L. Gifford	2/14/2008	6,500	7.20	24,050
David W. Dunlap	2/14/2008	6,000	7.20	22,200
Thomas L. Noggle	2/14/2008	2,500	7.20	9,250
(1) The value of option awards is based on the fair value as of the grant date of such award, determined pursuant to Statement of Financial Accounting Standards No. 123(R), which was $3.70 per share. The exercise price for all options granted to the Named Executive Officers is 100% of the fair market value of the shares based on the closing market price for the Company's Common Stock on the grant date. Regardless of whatever value is placed on a stock option on the grant date, the actual value of the option to the recipient will depend on the market value of the Company's Common Stock at such date in the future when the option is exercised.

OUTSTANDING EQUITY AWARDS
At Fiscal 2008 Year-End

           The following table set forth certain information concerning outstanding equity awards held by the Named Executive Officers at the end of the fiscal year ended December 31, 2008.

Option Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)(2)	Option Exercise Price per Share ($)(3)	Option Expiration Date(4)
Kevin J. Mills	6,767 30,000 9,000 6,700 5,000 4,500 5,000 8,375 2,635 2,406 1,406	- - - - - - - 1,625 2,865 3,094 6,094	$5.625 33.75 10.60 12.90 7.60 7.30 32.00 15.00 11.70 10.00 7.20	6/16/2009 12/20/2010 9/27/2011 4/3/2012 11/27/2012 3/21/2013 2/3/2014 1/28/2015 2/17/2016 2/26/2017 2/14/2018

Robert C. Zink (5)	12,500 938	17,500 4,062	9.30 7.20	4/2/2017 2/14/2018

Micheal L. Gifford	3,997 10,000 7,500 5,000 3,400 3,500 4,750 7,538 2,396 2,188 1,219	- - - - - - - 1,462 2,604 2,812 5,281	5.625 33.75 10.60 12.90 7.60 7.30 32.00 15.00 11.70 10.00 7.20	6/16/2009 12/20/2010 9/27/2011 4/3/2012 11/27/2012 3/21/2013 2/3/2014 1/28/2015 2/17/2016 2/26/2017 2/14/2018

Option Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)(2)	Option Exercise Price per Share ($)(3)	Option Expiration Date(4)
David W. Dunlap	13,125 7,500 6,500 5,000 3,400 3,500 4,500 7,119 2,300 2,100 1,125	- - - - - - - 1,381 2,500 2,700 4,875	$5.625 33.75 10.60 12.90 7.60 7.30 32.00 15.00 11.70 10.00 7.20	6/16/2009 12/20/2010 9/27/2011 4/3/2012 11/27/2012 3/21/2013 2/3/2014 1/28/2015 2/17/2016 2/26/2017 2/14/2018

Thomas L. Noggle (6)	5,417 469	14,583 2,031	8.30 7.20	11/1/2017 2/14/2018
(1) Options were granted as described under Compensation Summary and Analysis - Elements of Executive Compensation - Long-Term, Equity-Based Incentive Awards and - Equity Incentive Grant Policies. The vesting period and vesting start date were established by the Compensation Committee. Shares unexercisable were not vested as December 31, 2008.
(2) Grant dates and vesting period information for all grants not fully vested as of December 31, 2008 are as follows:

Grant Date	Expiration Date	Vesting Start Date	Months to fully vest
1/28/2005	1/28/2015	1/1/2006	48
2/17/2006	2/17/2016	1/1/2007	48
2/26/2007	2/26/2017	3/1/2007	48
4/2/2007	4/2/2017	4/2/2007	48
11/1/2007	11/1/2017	11/1/2007	48
2/14/2008	2/14/2018	3/1/2008	48

(3) Exercise prices are set at the closing price of the Company's Common Stock on the date of grant.
(4) Options expire ten years from the date of grant, provided that the executive continues employment with the Company.
(5) Mr. Zink commenced employment on April 2, 2007.
(6) Mr. Noggle commenced employment on November 1, 2007.

OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended December 31, 2008

           The following tables show for the fiscal year ended December 31, 2008 certain information regarding options exercised by the Named Executive Officers:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Kevin J. Mills	2,500	$813
Robert C. Zink	-	-
Micheal L. Gifford	833	437
David W. Dunlap	4,250	6,763
Thomas L. Noggle	-	-
(1) The value realized equals the difference between the option exercise price and the fair market value of the Company's Common Stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

EQUITY COMPENSATION PLAN INFORMATION

           The following table provides information as of December 31, 2008 about the Common Stock that may be issued under all equity compensation plans of the Company.

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	921,229	$13.68	175,377
Equity compensation plans not approved by security holders (2)	106,275	$28.02	22,065
Total	1,027,504	$15.16	197,442
(1) Includes the 1995 Stock Plan and its successor, the 2004 Equity Incentive Plan. Pursuant to an affirmative vote by security holders in June 2004, an annual increase in the number of shares authorized under the 2004 Equity Incentive Plan is added on the first day of each fiscal year equal to the lesser of (a) 200,000 shares, (b) four percent of the total outstanding shares of the Company's Common Stock on that date, or (c) a lesser amount as determined by the Board of Directors. As a result, a total of 129,196 shares became available for grant under the 2004 Equity Incentive Plan on January 1, 2009, in addition to those set forth in the table above.
(2) Consists of the 1999 Stock Plan. The Board does not plan to issue any new grants from the 1999 Plan.

COMPENSATION COMMITTEE REPORT

           The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

           Based on the Compensation Committee's review and discussion noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

COMPENSATION COMMITTEE
Dated: March 12, 2009	Enzo Torresi, Chairman Leon Malmed Peter Sealey

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           None of the members of the Compensation Committee has ever been an officer or employee of the Company. No executive officer of the Company serves as a member of the board or compensation committee of any entity that had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

POST EMPLOYMENT AND CHANGE-IN-CONTROL COMPENSATION

Change of Control and Severance Agreements

           In February 1998, the Company adopted a bonus plan pursuant to which a bonus pool in the amount of up to 10 percent of any consideration payable by a buyer in any acquisition of the Company is to be allocated to the executive officers and such other employees as the Board of Directors determines in its discretion.

           The Company renewed separate employment agreements, effective as of December 31, 2008, with Messrs. Kevin J. Mills, Lee A. Baillif, David W. Dunlap, Micheal L. Gifford, Tim I. Miller, Thomas L. Noggle, Leonard L. Ott and Robert C. Zink for a period of three years expiring December 31, 2011. The agreements replaced agreements that expired on December 31, 2008. The agreements provide that if the Company terminates the executive's employment without cause, the Company will pay the executive: (i) three months' base salary plus one months base salary for each two years of completed employment up to a maximum of six months; (ii) health insurance until the earlier of the date of the executive's eligibility for the health insurance benefits provided by another employer or the expiration of the continuation period for base salary; (iii) the full bonus amount to which he would have been entitled for the first quarter following termination and one-half of such bonus amount for the second quarter following termination; and (iv) certain other benefits, including the ability to purchase at book value certain items of the Company's property purchased by the Company for the executive's use, which may include a personal computer, a cellular phone and other similar items. The exercise period for any of the executive's vested stock options may also be extended up to a period not to exceed one year based on formulas in the employment agreements. Additionally, under the 1999 Stock Plan and the 2004 Equity Incentive Plan, the rights of all optionees, including executive officers, to exercise all their outstanding options become fully vested and immediately exercisable upon a change of control of the Company, unless the options are assumed by the acquiring entity.

           Payments to be made to each of the Named Executive Officers following severance are estimated as follows:

Compensation and Benefits	Voluntary Resignation	For Cause (1)	For Good Reason (2)	Involuntary Without Cause (2)	Involuntary or For Good Reason After Change-in-Control (2)	Due to Death or Disability (2)
Kevin J. Mills
Base Salary (3)	-	-	$95,000	$95,000	$95,000	$95,000
Variable Incentive (4)	-	-	37,500	37,500	37,500	37,500
Stock Options (5)	-	-	-	-	-	-
HealthCare Benefits (6)	-	-	3,428	3,428	3,428	3,428
Other Perquisites (7)	-	-	-	-	-	-

Micheal L. Gifford
Base Salary (3)	-	-	87,500	87,500	87,500	87,500
Variable Incentive (4)	-	-	18,750	18,750	18,750	18,750
Stock Options (5)	-	-	-	-	-	-
HealthCare Benefits (6)	-	-	2,720	2,720	2,720	2,720
Other Perquisites (7)	-	-	-	-	-	-

Robert C. Zink
Base Salary (3)	-	-	58,333	58,333	58,333	58,333
Variable Incentive (4)	-	-	43,125	43,125	43,125	43,125
Stock Options (5)	-	-	-	-	-	-
HealthCare Benefits (6)	-	-	2,224	2,224	2,224	2,224
Other Perquisites (7)	-	-	-	-	-	-

David W. Dunlap
Base Salary (3)	-	-	85,000	85,000	85,000	85,000
Variable Incentive (4)	-	-	18,750	18,750	18,750	18,750
Stock Options (5)	-	-	-	-	-	-
HealthCare Benefits (6)	-	-	2,716	2,716	2,716	2,716
Other Perquisites (7)	-	-	-	-	-	-

Timothy I. Miller
Base Salary (3)	-	-	77,500	77,500	77,500	77,500
Variable Incentive (4)	-	-	13,125	13,125	13,125	13,125
Stock Options (5)	-	-	-	-	-	-
HealthCare Benefits (6)	-	-	3,818	3,818	3,818	3,818
Other Perquisites (7)	-	-	-	-	-	-
(1) Cause is defined in each executive's employment agreement as gross misconduct or fraud, misappropriation of the Company's proprietary information, or willful and continuing breach of duties following notice and a cure period.
(2) All reasons for termination except voluntary resignation or termination by the Company for cause are covered under the terms of the employment agreement as either resignation by the executive for good reason or involuntary termination by the Company without cause.
(3) Except in the case of voluntary resignation or termination for cause, base salary is continued from the date of termination for three months plus one month for each two years of completed service up to a maximum of six months.
(4) Except in the cases of voluntary resignation or termination for cause, scheduled variable incentive payments are paid which equal 100% of the bonus to which the executive would have otherwise been entitled for the quarter of termination and 50% of such bonus entitlement for the following quarter.
(5) Except in the cases of voluntary resignation or termination for cause, stock options vested as of the date of termination may be exercised for a period of up to one year based on formulas in the executive's employment agreement. In the event of a change in control where stock options are not assumed by the acquiring entity, all options granted and outstanding become vested and fully exercisable. In the event of termination for cause or voluntary resignation, stock options vested as of the date of termination may be exercised for a period of 90 days following the termination date.
(6) Except in the cases of voluntary resignation or termination for cause, healthcare benefits are continued up to the earlier of the expiration of the base salary continuation period (see note 3) or the executive securing other employment that includes such benefits.
(7) There are no perquisites in the compensation packages of any of the executive officers.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

           Pursuant to the Delaware General Corporation Law, the Company has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. In addition, the Company's bylaws require the Company to indemnify the Company's directors and officers and authorize the Company to indemnify its employees and other agents to the fullest extent permitted by law.

           The Company has entered into indemnification agreements with each of its current directors and officers that provide for indemnification and advancement of expenses to the fullest extent permitted by Delaware law, including circumstances in which indemnification or the advancement of expenses is discretionary under Delaware law.

          The Company believes that the limitation of liability and indemnification provisions in its Certificate of Incorporation and bylaws and the indemnification agreements with its directors and officers enhance its ability to continue to attract and retain qualified individuals to serve as directors and officers. There is no pending litigation or proceeding involving a director, officer or employee to which these provisions or agreements would apply.

CORPORATE GOVERNANCE

           The Company and its Board of Directors are committed to high standards of corporate governance as an important component in building and maintaining stockholder value. To this end, the Company regularly reviews its corporate governance policies and practices to ensure that its policies are consistent with such standards. The Company closely monitors guidance issued or proposed by the Securities Exchange Commission or the Public Company Accounting Oversight Board, the listing standards of the Nasdaq Stock Market and the provisions of the Sarbanes-Oxley Act. As a result of review of these matters, as well as the emerging best practices of other companies, the Company has implemented the following:

Executive Compensation Authority

      The Compensation Committee of the Board of Directors approves all compensation plans and amounts for the executive officers of the Company, following consultation with management.
      The Compensation Committee reviews and approves annual salary increases for all other employees of the Company, upon the recommendation of management.

      The Compensation Committee approves all stock option grants, upon the recommendation of management, except director grants, which are approved by the full Board of Directors.

Director Independence

      The Board of Directors has confirmed that a majority of the Company's directors are independent, as defined by current SEC regulations and Nasdaq rules.

      The Company's independent directors hold formal meetings without the presence of management and chaired by an independent director.

      The Audit, Compensation and Nominating Committees consist solely of independent directors.

Audit Committee

      All Audit Committee members possess the required level of financial literacy, as required by SEC regulations.

      Mr. Bass, a member of the Audit Committee, possesses the qualifications of an "audit committee financial expert," as required by SEC regulations.

      The Audit Committee's charter formalizes and makes explicit the following:
        The Audit Committee's ability to retain independent consultants and experts as it sees fit, at Company expense;

        The Audit Committee's authority to appoint, review and assess the performance of the Company's independent auditors;

        The Audit Committee's ability to hold regular executive sessions with the Company's independent auditors and with the Company's Chief Financial Officer, Controller and other Company officers directly, as it considers appropriate;

        The requirement that the Audit Committee review and approve in advance non-audit services by the Company's independent auditors, as well as related party transactions;

        The Audit Committee's duty to maintain a formal complaint monitoring procedure (a "whistleblower" policy) to enable confidential and anonymous reporting to the Audit Committee; and

        The Audit Committee's authority over the independent auditors' rotation policy.

Other Governance Matters

      The Company has a formal Code of Business Conduct and Ethics that applies to all officers, directors and employees.

      The Company has a requirement that any waiver or amendment to the Code of Business Conduct and Ethics involving a director or officer be reviewed by the Nominating Committee and disclosed to the Company's stockholders.

      Each of the Compensation Committee and Nominating Committee has a written charter.

      The Company has an Insider Trading Policy, including control procedures to comply with current SEC regulations and Nasdaq rules.

      The Company has a policy that the Board of Directors reviews its own performance on an annual basis.

      The Company prohibits loans to its officers and directors.

More details on the Company's corporate governance initiatives, including copies of its Code of Business Conduct and Ethics and each of the Committee charters can be found in the "Corporate Governance" section of the Company's web site at http://www.mkr-group.com/SCKT/board_committee.html.

Policy for Director Recommendations and Nominations

           The Nominating Committee considers candidates for Board membership suggested by the Board of Directors, management and the Company's stockholders. It is the policy of the Nominating Committee to consider recommendations for candidates to the Board of Directors from stockholders holding no less than five percent of the total outstanding shares of the Company's Common Stock. Stockholders must have held such shares continuously for at least 12 months prior to the date of the submission of the recommendation. The Nominating Committee will consider persons recommended by the Company's stockholders in the same manner as nominees recommended by members of the Board of Directors or management.

           A stockholder who desires to recommend a candidate for election to the Board of Directors should direct the recommendation in written correspondence by letter to the Company, addressed to:

Chairman of the Nominating Committee c/o Corporate Secretary Socket Mobile, Inc. 39700 Eureka Drive Newark, CA 94560

The notice must include:

      the candidate's name, home and business contact information;

      detailed biographical data and relevant qualifications;

      a signed letter from the candidate confirming his or her willingness to serve;

      information regarding any relationships between the candidate and the Company within the last three years; and

      evidence of the required ownership of Common Stock by the recommending stockholder.

          In addition, a stockholder may nominate a person directly for election to the Board of Directors at the annual meeting of the Company's stockholders, provided the stockholder complies with the requirements set forth in the Company's bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board of Directors at an annual meeting, is described above in the section entitled "Deadline for Receipt of Stockholder Proposals to be Included in the Company's Proxy Materials."

           Where the Nominating Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management. In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Nominating Committee considers a number of factors, including the following:

      The current size and composition of the Board of Directors and the needs of the Board of Directors and its various committees.

      Such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service and potential conflicts of interest.

      Such other factors as the Nominating Committee may consider appropriate.

           The Nominating Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board of Directors:

      The highest personal and professional ethics and integrity.

      Proven achievement and competence in the nominee's field, and the ability to exercise sound business judgment.

      Skills complementary to those of the existing members of the Board of Directors.

      The ability to assist and support management and make significant contributions to the Company's success.

      An understanding of the fiduciary responsibilities required of a member of the Board of Directors, and the commitment of time and energy necessary to carry out those responsibilities diligently.

           In connection with its evaluation, the Nominating Committee determines whether it will interview potential nominees. After completing the evaluation and interview, the Nominating Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated, and the Board of the Directors determines the nominees after considering the recommendation and report of the Nominating Committee.

Stockholder Communications to Directors

           Stockholders may communicate directly with the members of the Board of Directors by sending an email to socketboard@socketmobile.com. The Company's Secretary monitors these communications and ensures that summaries of all received messages are provided to the Board of Directors at its regularly scheduled meetings or directly to the Chairman of the Board if the matter is deemed to be urgent and to require the immediate attention of the Board. Where the nature of a communication warrants, Mr. Bass, Chairman of the Board, may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or a non-management director, or the Company's management or independent advisors, as appropriate. Mr. Bass also determines whether any response to a stockholder communication is necessary or warranted and whether further action is required.

Director Independence

           In January 2009, the Board of Directors undertook a review of the independence of its directors and considered whether any director had a material relationship with the Company or its management that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board of Directors affirmatively determined that all of the directors of the Company, with the exception of Mr. Mills, the Company's President and Chief Executive Officer, and Mr. Gifford, the Company's Executive Vice President, are independent of the Company and its management under the corporate governance standards of the Nasdaq Stock Market.

Code of Business Conduct and Ethics

           The Board of Directors has a Code of Business Conduct and Ethics that is applicable to all employees, executive officers and directors of the Company, including the Company's senior financial and executive officers. The Code of Business Conduct and Ethics is intended to deter wrongdoing and promote ethical conduct among the Company's directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Company's website at http://www.mkr-group.com/SCKT/board_committee.html. The Company will also post any amendments to or waivers from the Code of Business Conduct and Ethics on its website.

REPORT OF THE AUDIT COMMITTEE

           The Board of Directors maintains an Audit Committee comprised of at least three of the Company's outside directors. The Audit Committee oversees the Company's financial processes on behalf of the Board of Directors, although management has the primary responsibility for preparing the financial statements and maintaining the Company's financial reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2008, including discussing the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has a written charter, a copy of which is posted on the Company's website at http://www.mkr-group.com/SCKT/board_committee.html.

           The Audit Committee reviewed the 2008 financial statements with the Company's independent auditors, who are responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles, as well as their judgment as to the quality, not just the acceptability, of the Company's accounting principles. The Audit Committee also discussed such other matters as the auditors are required to discuss with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the Audit Committee discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1.

           The Audit Committee also discussed with the Company's independent auditors the overall scope and results of their audit of the financial statements, including their review of internal controls. The Audit Committee met periodically with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held two meetings with the auditors in regard to their audit of the Company's annual financial statements for the year ended December 31, 2008. In addition, a conference call among members of the Audit Committee, the auditors and management was held each quarter during fiscal 2008 to review the Company's quarterly financial reports prior to their issuance.

           In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has concurred, that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008. The Audit Committee also approved the appointment of Moss Adams LLP as the Company's independent auditors for the year ending December 31, 2009.

           The foregoing report has been submitted by the undersigned in our capacity as members of the Audit Committee of the Board of Directors.

AUDIT COMMITTEE
Dated: March 12, 2009	Charlie Bass Thomas O. Miller Gianluca Rattazzi

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           There were no transactions during the last fiscal year to which the Company was a party in which the amount involved exceeded $120,000 and in which any director, executive officer or beneficial holder of more than five percent of the Company's outstanding capital stock had or will have a direct or indirect material interest.

           See, however, Executive Compensation - Change of Control and Severance Agreements.

           Related party transactions, regardless of amount, to which the Company has been a party and in which any director, executive officer or beneficial holder of more than five percent of the Company's outstanding capital stock has or would have a direct or indirect material interest require the prior approval of the Audit Committee or, in the case of an interest of a director, the full Board of Directors. There were no such related party transactions during fiscal year 2008.

OTHER MATTERS

           The Company knows of no other matters to be submitted at the 2009 Annual Meeting of Stockholders. If any other matters properly come before the 2009 Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. Please complete, date, execute and return, at your earliest convenience, the accompanying proxy card in the envelope that has been enclosed.

Dated: March 12, 2009	THE BOARD OF DIRECTORS

This Proxy is solicited on behalf of the Board of Directors of Socket Mobile, Inc.

2009 ANNUAL MEETING OF STOCKHOLDERS

           The undersigned stockholder of SOCKET MOBILE, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 12, 2009, and hereby appoints Kevin J. Mills and David W. Dunlap, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of SOCKET MOBILE, INC. to be held on Wednesday, April 29, 2009 at 9:00 a.m. local time, at the Company's headquarters at 39700 Eureka Drive, Newark, California 94560, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.	ELECTION OF SEVEN DIRECTORS.
/ / FOR all nominees listed / / Withhold Authority to vote for ALL Nominees Listed
Nominees: Charlie Bass; Kevin J. Mills; Micheal L. Gifford; Leon Malmed; Thomas O. Miller; Peter Sealey; Enzo Torresi
If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:
Charlie Bass; Kevin J. Mills; Micheal L. Gifford; Leon Malmed; Thomas O. Miller; Peter Sealey; Enzo Torresi
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF MOSS ADAMS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.
	/ / FOR	/ / AGAINST	/ / ABSTAIN

In their discretion, the Proxies are entitled to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF MOSS ADAMS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
Signature	Signature	, 2009 Date

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)